Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of B. Riley Financial, Inc. on Form S-3 of our report dated March 10, 2017, with respect to our audits of the consolidated financial statements of B. Riley Financial, Inc. and Subsidiaries as of December 31, 2016 and 2015 and for each of the years for the three year period ended December 31, 2016 and our report dated March 10, 2017 with respect to our audit of the effectiveness of internal control over financial reporting of B. Riley Financial, Inc. and Subsidiaries as of December 31, 2016 appearing in the Annual Report on Form 10-K of B. Riley Financial, Inc. for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

March 15, 2017

Marcum LLP 10 Melville Park Road Melville, New York 11747 Phone 631.414.4000 Fax 631.414.4001 marcumllp.com